Exhibit 10.1

RIT TO LAUNCH NEW VERSION OF PATCHVIEW FOR THE ENTERPRISE (PV4E) AT CEBIT 2005

New Software Offers Enhanced Physical Security Features

Tel Aviv, Israel – February 16, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, announced today that it will launch Version 4 of its industry-leading PatchView for the Enterprise™ (PV4E) software solution at CeBIT 2005, in Hanover, Germany.

PV4E is the analytic software component of the comprehensive PatchView IPLMS (Intelligent Physical Layer Management Solution) an advanced web-based application that provides a complete and accurate view of network connectivity to enable infrastructure control and management.

“The newly developed software modules represent an infrastructure that enabled us to focus on physical layer security, starting in our new version 4. We built these solutions in response to our customers' need to comply with today’s arduous security and privacy standards, and legislation,” said Liam Galin, RiT President and CEO. “In addition, we’ve added fast-ROI features that make PV4E an even more valuable tool for the IT staff of organizations with mission-critical networks.”

Deployed in more than 2.5 million managed ports throughout the world, RiT’s PatchView IPLMS is a cost-effective way to maximize operational control, network reliability and resource utilization, while significantly reducing management costs.

RiT will be demonstrating its latest innovative Enterprise and Carrier solutions at CeBIT 2005, March 10-16 in booth #B70 in Hall 12.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. The innovative RiT solutions help Enterprise and Carrier customers capitalize on network investments and reduce cost of ownership.

With a global sales network spanning 60 countries, the RiT key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

This press release is available at http://www.rittech.com/ and http://www.portfoliopr.com/

COMPANY

Shelagh Hammer

CONTACT:

VP Corporate Marketing

+972-3-645 5131

shelaghh@rit.co.il

PORTFOLIO PR

 Jerry Cahn / Paul Holm

CONTACTS:

 212-736-9224

 jcahn@portfoliopr.com / pholm@portfoliopr.com

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